                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


       Mercator Software Inc. (formerly TSI International Software Ltd.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  587587 10 6
                        ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 SCHEDULE 13G


-----------------------------                     ----------------------------
  CUSIP No.  587587 10 6                               Page 2 of 5 Pages
-----------------------------                     ----------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 1

      Vanguard Atlantic Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_] 0
                                                                (b) [_] 0

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Connecticut
------------------------------------------------------------------------------
                          SOLE VOTING POWER            -0-
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER          1,104,768
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER       -0-
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER     1,104,768
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,104,768
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  0
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      3.95%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      CO
------------------------------------------------------------------------------

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Item 1.

        (a)    Name of Issuer:
               --------------
               Mercator Software Inc. (the "Issuer")

        (b)    Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               45 Danbury Road
               Wilton, CT 06897-0840


Item 2.

        (a)    Name of Person Filing:
               ---------------------
               Vanguard Atlantic Ltd., a Connecticut corporation

        (b)    Address of Principal Business Office:
               ------------------------------------
               304 Main Avenue, Suite 290
               Norwalk, CT 06851


        (c)    Citizenship:
               -----------
               Not applicable

        (d)    Title of Class of Securities:
               ----------------------------
               Common Stock

        (e)    CUSIP Number:
               ------------
               587587 10  6

Item 3.        Not applicable.

Item 4.        Ownership

        (a)    Amount Beneficially Owned:  Vanguard Atlantic Ltd. is the record
               -------------------------
               holder of 1,104,768 shares of Common Stock. The signatory for Vanguard Atlantic Ltd. disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

        (b)    Percent of Class:                            3.95%
               ----------------

        (c)    Number of shares as to which such person has:
               --------------------------------------------

               (i)   sole power to vote or direct the vote:                  -0-

               (ii)  shared power to vote or direct the vote:          1,104,768

               (iii) sole power to dispose or to direct the disposition of:  -0-

               (iv)  shared power to dispose or to direct the disposition of:
                     1,104,768


Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

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Item 6.        Ownership of More Than Five Percent on Behalf of Another Person

               Not applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable.

Item 8.        Identification and Classification Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

               Not applicable.

Item 10.       Certification

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 14, 2000


                                    Vanguard Atlantic Ltd.

                                    By: /s/ Ernest E. Keet
                                       -----------------------
                                    Ernest E. Keet, President